THIS NOTE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS METASTAT, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

METASTAT, INC.

Additional 2014 Convertible Promissory Note

U.S. $ ________	Issuance Date: January _, 2014
No.: ________	Maturity Date: June 30, 2014

FOR VALUE RECEIVED, MetaStat, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of ______________ or any permitted holder of this Additional 2014 Convertible Promissory Note (the “Payee”), at the principal office of the Payee set forth herein, or at such other place as the Payee may designate in writing to the Company, the principal sum of ________________________ ($_____________), with interest on the unpaid principal balance hereof at a rate equal to eight percent (8%) per annum commencing on the date hereof, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this Additional 2014 Convertible Promissory Note (this “Additional 2014 Note”). Concurrently with the issuance of this Additional 2014 Note, the Company is issuing separate Additional 2014 Notes (the “Other Additional 2014 Notes”) to separate payees.

1.           Automatic Conversion of Principal and Interest upon Qualified Financing.  Upon the closing by the Company of an equity or equity based financing or a series of equity or equity based financings following the Issuance Date (a “Qualified Financing”) resulting in gross proceeds to the Company of at least $5,000,000 in the aggregate and the Company, prior to or concurrent with the completion of the Qualified Financing, (the “Qualified Financing Threshold Amount”), the outstanding principal amount of this Additional 2014 Note together with all accrued and unpaid interest hereunder (the “Outstanding Balance”) shall automatically convert, without any action on the part of the Payee, into such securities, including Warrants of the Company as are issued in the Qualified Financing, the amount of which shall be determined in accordance with the following formula: (the Outstanding Balance as of the closing of the Qualified Financing) x (1.15) / (the per security price of the securities sold in the Qualified Financing). For purposes of determining whether the Qualified Financing Threshold Amount has been satisfied, such amount shall include (i) the Outstanding Balance of this Additional 2014 Note and the Other Additional 2014 Notes (each pursuant to the formula stated above), (ii) the outstanding principal amount of the 2013 Notes (as defined in Section 4 below), and (iii) the outstanding principal amount of the 2014 Notes (as defined in Section 4 below) together with all accrued and unpaid interest thereunder (pursuant to the same formula as stated above and therein). Upon such automatic conversion, the Payee shall be deemed to be a purchaser in the Qualified Financing and shall be granted all rights afforded to an investor in the Qualified Financing.

2.           Voluntary Conversion of Principal and Interest. Subject to the terms and conditions of this Section 2 and provided this Additional 2014 Note remains outstanding and has not been converted pursuant to Section 1, the Payee shall have the right, at the Payee’s option, to convert the Outstanding Balance (the “Conversion Option”) into such number of fully paid and non-assessable shares of the Company’s common stock (the “Conversion Shares”) as is determined in accordance with the following formula:  (the Outstanding Balance as of the date of the exercise of the Conversion Option) / ($1.50).  If the Payee desires to exercise the Conversion Option, the Payee shall, by personal delivery or nationally-recognized overnight carrier, surrender the original of this Additional 2014 Note and give written notice to the Company (the “Conversion Notice”), which Conversion Notice shall (a) state the Payee’s election to exercise the Conversion Option, and (b) provide for a representation and warranty of the Payee to the Company that, as of the date of the Conversion Notice, the Payee has not assigned or otherwise transferred all or any portion of the Payee’s rights under this Additional 2014 Note to any third parties.  The Company shall, as soon as practicable thereafter, issue and deliver to the Payee the number of Conversion Shares to which the Payee shall be entitled upon exercise of the Conversion Option.

3.           Warrants.  In consideration of the loan evidenced by this Additional 2014 Note, the Payee shall be issued warrants to purchase shares of common stock, at an exercise price of $2.10 per share with a term of five years, equal to 25% of the principal amount invested in this Additional 2014 Note divided by $1.50.

4.           Seniority and Ranking. This Additional 2014 Note shall rank pari passu to the Company’s currently issued and outstanding (i) convertible promissory notes with an original principal amount of $1,487,000 (the “2013 Notes”) and (ii) convertible promissory notes with an original principal amount of $500,000 (the “2014 Notes”) and senior to the Company’s issued and outstanding equity securities; provided, however, this Additional 2014 Note shall rank pari-passu with respect to the Other Additional 2014 Notes, up to an aggregate principal amount of $1,000,000, inclusive of this Additional 2014 Note.

5.           Additional Indebtedness. The Company shall not, without first obtaining the consent from the holders of at least a majority of the then outstanding Additional 2014 Notes, (which consent will not be unreasonably withheld), incur any new indebtedness that ranks senior to the Additional 2014 Notes, while this Additional 2014 Note is outstanding; provided, however, that with respect to the issuance of Additional 2014 Notes or any indebtedness incurred in the ordinary course of business, the consent of the Payee will not be required.

6.           Principal and Interest Payments.

(a)           In the event a Qualified Financing is not completed and the Payee has not exercised the Conversion Option, the Company shall repay the entire principal balance then outstanding under this Additional 2014 Note no later than June 30, 2014 (the “Maturity Date”).

(b)           Interest on the outstanding principal balance of this Additional 2014 Note shall accrue at a rate of eight percent (8%) per annum commencing on the date hereof, which interest shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty-five (365) days.  In the event a Qualified Financing is not completed and the Payee has not exercised the Conversion Option, all accrued and unpaid interest due under this Additional 2014 Note shall be payable on the Maturity Date by the Company in cash.  Furthermore, upon the occurrence of an Event of Default (as defined below), then to the extent permitted by applicable law, the Company will pay interest to the Payee on the then outstanding principal balance of the Additional 2014 Note from the date of the Event of Default until this Additional 2014 Note is paid in full at the rate of twelve percent (12%) per annum.

(c)           At the Company’s sole option, the Company may prepay all or a portion of the outstanding principal amount of this Additional 2014 Note and/or all or a portion of the accrued and unpaid interest hereon (the “Prepayment Amount”) at any time prior to the Maturity Date in cash. Any payments made under this Additional 2014 Note shall be applied first to the accrued and unpaid interest, if any, and the remainder to the unpaid principal amount.  Notwithstanding the foregoing, the holder of this Additional 2014 Note shall retain the right to convert this Additional 2014 Note, for a period of ten (10) business days following the Company’s notice of its intention to prepay this Additional 2014 Note.

7.           Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

8.           Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Additional 2014 Note:

(a)           the Company shall fail to make the payment of any principal amount outstanding for a period of three (3) business days after the date such payment shall become due and payable hereunder; or

(b)           the Company shall fail to make the payment of any accrued and unpaid interest for a period of three (3) business days after the date such interest shall become due and payable hereunder; or

(c)           the holder of any indebtedness of the Company shall accelerate any payment of any amount or amounts of principal or interest on any such indebtedness (the “Indebtedness”) (other than with respect to this Additional 2014 Note and notes of like tenor) prior to its stated maturity or payment date, the aggregate principal amount of which Indebtedness is in excess of $250,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within twenty (20) business days of such acceleration; or

(d)           A judgment or judgments for the payment of money shall be rendered against the Company for an amount in excess of $500,000 in the aggregate (net of any applicable insurance coverage) for all such judgments that shall remain unpaid for a period of sixty (60) consecutive days or more after its entry or issue or that shall not be discharged, released, dismissed, stayed or bonded (due to an appeal or otherwise) within the sixty (60) consecutive day period after its entry or issue; or

(e)           the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code, as amended (the “Bankruptcy Code”) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, or (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic); or

(f)           a proceeding or case shall be commenced in respect of the Company without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of forty-five (45) consecutive days.

9.           Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, the Payee of this Additional 2014 Note may at any time at its option, (a) declare, by providing the Company with not less than five (5) days prior written notice, the entire unpaid principal balance of this Additional 2014 Note together with all interest accrued and unpaid hereon, due and payable, and upon the Company’s receipt of such notice, the same shall be accelerated and so due and payable; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 7(e) and (f), without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the outstanding principal balance and accrued and unpaid interest hereunder shall be immediately due and payable, and (ii) Sections 7(a) through (d) the Payee may exercise or otherwise enforce any one or more of the Payee’s rights, powers, privileges, remedies and interests under this Additional 2014 Note or applicable law.  No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.  Notwithstanding anything to the contrary contained in this Additional 2014 Note, Payee agrees that its rights and remedies hereunder are limited to receipt of cash or shares of the Company’s common stock in the amounts described herein.

10.           Replacement.  Upon receipt of a duly executed and notarized written statement from the Payee with respect to the loss, theft or destruction of this Additional 2014 Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Additional 2014 Note, upon surrender and cancellation of such Additional 2014 Note, the Company shall issue a new Additional 2014 Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Additional 2014 Note.

11.           Parties in Interest; Transferability.  This Additional 2014 Note shall be binding upon the Company and its successors and assigns and the terms hereof shall inure to the benefit of the Payee and its successors and permitted assigns. This Additional 2014 Note may not be transferred or sold, pledged, hypothecated or otherwise granted as security by the Payee without the prior written consent of the Company, which consent will not be unreasonably withheld.

12.           Amendments.   This Additional 2014 Note may be amended, modified or terminated only by a written instrument executed by the Company and the holders holding a majority of the aggregate principal amount of this Additional 2014 Note and the Other Additional 2014 Notes. Any amendment, modification or termination so effected shall be binding upon the Company, the Payee and all of their respective successors and permitted assigns whether or not such party, assignee or other stockholder entered into or approved such amendment, modification or termination.

13.           Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Address of the Payee:	______________________
______________________
______________________
______________________ Attention: Tel. No.: Fax No.:

Address of the Company:	MetaStat, Inc. 8 Hillside Ave., Suite 207 Montclair, NJ 07042 Attention: Chief Executive Officer Office: (973) 744-7618 Fax: (832) 442-3452

14.           Governing Law. This Additional 2014 Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.  This Additional 2014 Note shall not be interpreted or construed with any presumption against the party causing this Additional 2014 Note to be drafted.

15.           Headings.  Article and section headings in this Additional 2014 Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Additional 2014 Note for any other purpose.

16.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Additional 2014 Note shall be cumulative and in addition to all other remedies available under this Additional 2014 Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee’s right to pursue actual damages for any failure by the Company to comply with the terms of this Additional 2014 Note.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Payee and that the remedy at law for any such breach may be inadequate.  Therefore the Company agrees that, in the event of any such breach or threatened breach, the Payee shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

17.           Failure or Delay Not Waiver.  No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18.           Enforcement Expenses.  The Company agrees to pay all reasonable costs and expenses of enforcement of this Additional 2014 Note, including, without limitation, reasonable attorneys’ fees and expenses.

19.           Binding Effect.  The obligations of the Company and the Payee set forth herein shall be binding upon the successors and permitted assigns of each such party.

20.           Compliance with Securities Laws.  The Payee acknowledges and agrees that this Additional 2014 Note and the securities issuable upon the conversion of this Additional 2014 Note, is being, and will be, acquired solely for the Payee’s own account and not as a nominee for any other party, and for investment purposes only and not with a view to the resale or distribution of any part thereof, and that the Payee shall not offer, sell or otherwise dispose of this Additional 2014 Note or the securities issuable upon the conversion of this 2014 Note other than in compliance with applicable federal and state laws.  The Payee understands that this Additional 2014 Note and the securities issuable upon the conversion of this Additional 2014 Note are “restricted securities” under applicable federal and state securities laws and that such securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Payee represents and warrants to the Company that the Payee is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  This Additional 2014 Note and any Additional 2014 Note issued in substitution or replacement therefore, and the securities issuable upon the conversion of this Additional 2014 Note, shall be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS METASTAT, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

21.           Severability.  The provisions of this Additional 2014 Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Additional 2014 Note in any jurisdiction.

22.           Consent to Jurisdiction.  Each of the Company and the Payee (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Additional 2014 Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 13 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 22 shall affect or limit any right to serve process in any other manner permitted by applicable law.

23.           Waivers.  Except as otherwise specifically provided herein, the Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Additional 2014 Note, and does hereby consent to any number of renewals or extensions of the time for payment hereof and agrees that any such renewals or extensions may be made without notice and without affecting its liability herein, AND DOES HEREBY WAIVE TRIAL BY JURY.  No delay or omission on the part of the Payee in exercising its rights under this Additional 2014 Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

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IN WITNESS WHEREOF, the Company has executed and delivered this Additional 2014 Note as of the date first written above.

METASTAT, INC.

By:
Name: Oscar L. Bronsther, M.D.
Title: Chief Executive Officer

ACCEPTED AND AGREED:

PAYEE

By:
Name:
Title: